UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 6, 2017

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

California	001-13111	94-3229046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 300, Newark, California 94560
(Address of principal executive offices, with zip code)

(510) 744-8000
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Equity Match Program

On December 6, 2017, the Board of Directors (the “Board”) of Depomed, Inc., a California corporation (the “Company”) approved a one-time incentive program (the “Equity Match Program”) for the Company’s Chief Executive Officer (the “CEO”). The Equity Match Program is intended to provide an incentive for the CEO to purchase shares of the Company’s common stock, no par value (the “Common Stock”), through open-market purchases between December 5, 2017 and February 3, 2018 (the “Purchase Period”). Under the terms of the Equity Match Program, for each $100,000 of Common Stock purchased by the CEO during the Purchase Period (up to $600,000 in total), the Company will grant the CEO an award of restricted stock units (the “Matching Units”) under the Company’s 2014 Omnibus Incentive Plan having a grant-date value equal to the purchase price of the Common Stock purchased by the CEO (rounded down to the nearest $100,000). The Matching Units will be granted on the first business day following the earlier of: (i) the CEO’s purchase of a total of $600,000 of Common Stock, or (ii) the end of the Purchase Period. The Matching Units will vest in full on the third anniversary of the first day during the Purchase Period that the CEO purchased Common Stock in the open market, subject to the CEO’s continued employment through such date. Notwithstanding the foregoing, the Matching Units may vest in full upon a termination without cause or resignation for good reason (including following a change of control of the Company), or upon the CEO’s death or total and permanent disability.

Transition Agreements

On December 8, 2017, the Company entered into a Transition and Consulting Agreement (the “Transition Agreements”), with each of Matthew Gosling and August Moretti (the “Officers”) in connection with Company’s planned relocation from the San Francisco Bay Area.

Pursuant to the Transition Agreements, Mr. Gosling, the Company’s current Senior Vice President and General Counsel, and Mr. Moretti, the Company’s current Chief Financial Officer and Senior Vice President, will continue their employment with the Company through June 30, 2018 (or up to 60 days thereafter if requested by the Company’s Chief Executive Officer) (the “Separation Date”). Through the Separation Date, the Officers will remain in their current roles and will assist with:  (a) the transition of their departments to the Company’s new headquarters location; and (b) the transition of their duties to any successor named before the Separation Date (in which event the Officer(s) would assume different titles, but continue to provide services to the Company through the Separation Date).

Subject to the respective Officer’s execution and non-revocation of a supplemental release in favor of the Company as of the Separation Date (the “Supplemental Release”), the Officer shall thereafter provide post-termination services as a consultant through the first anniversary of the Separation Date (or up to 60 days thereafter), unless terminated sooner under certain circumstances (the “Consulting Period”). During the Consulting Period, each Officer will provide transition and integration services in consideration for a monthly fee of $10,000 for each of the first six months of the Consulting Period, which shall be reduced to $5,000 for each remaining month of the Consulting Period through the termination or expiration of the arrangement.

Subject to the respective Officer’s (i) continued service through the Separation Date, (ii) compliance with the Consulting Agreement, and (iii) execution and non-revocation of the Supplemental Release, each Officer shall be entitled to the following: a pro-rated bonus for 2018 equal to fifty percent of such Officer’s target bonus for that year; a performance bonus of $200,000, subject to the achievement of predetermined performance goals; a severance payment equal to twelve months’ of the Officer’s base salary in effect as of the Separation Date; up to twelve months of COBRA coverage; certain outplacement services; continued vesting of outstanding equity awards through the Consulting Period; and full vesting of outstanding restricted stock units (if any) on the last day of the Consulting Period. In the event of a change in control of the Company, the foregoing payments and vesting would be accelerated.  In addition, the Officer will forfeit all unexercised stock options he holds that were granted after January 1, 2015 (with exercise prices ranging from $16.07 per share to $17.61 per share) on the effective date of the Transition Agreement.

The foregoing description of the Transition Agreements is qualified in its entirety by reference to the full text of the Transition Agreements, which will be attached as exhibits to the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.
Date: December 12, 2017
/s/ Matthew M. Gosling
Matthew M. Gosling Senior Vice President and General Counsel